For More Information
Investor Contacts:

Suzanne Craig
The BlueShirt Group for SMART Modular Technologies
+1 415 217-7722
suzanne@blueshirtgroup.com

Barry Zwarenstein
Chief Financial Officer and Senior Vice President
SMART Modular Technologies
+1 510 624-8134
Barry.Zwarenstein@smartm.com

Kimberly E. Alexy Joins the Board of Directors
of SMART Modular Technologies

NEWARK, Calif., September 2, 2009 — SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (NASDAQ: SMOD), a leading independent manufacturer of memory modules, solid state drives, embedded computing subsystems, and TFT-LCD display products, today announced that Kimberly E. Alexy has been appointed to serve on the Company’s board of directors and its audit committee, effective September 1, 2009. Ms. Alexy’s appointment to the board follows the June 23, 2009 resignation of Dipanjan Deb, who had served as a director since April 2004. Effective upon Ms. Alexy’s appointment, SMART’s board will continue to consist of nine directors, six of whom are independent under NASDAQ rules.

Ms. Alexy is the principal of Alexy Capital Management, a private investment management firm that she founded in 2005. From 1998 to 2003, she served as senior vice president and managing director of equity research for Prudential Securities and was its principal technology hardware analyst. Ms. Alexy has been recognized as “Best on the Street” in the computer sector by the Wall Street Journal and ranked as a top equity research analyst by Institutional Investor Magazine. Prior to Prudential, Ms. Alexy served as vice president of equity research at Lehman Brothers, where she covered the computer hardware and storage sectors and composed research launch reports for the successful IPOs of companies including Maxtor Corp. and NetApp, Inc. Before joining Lehman Brothers, Ms. Alexy was assistant vice president of corporate finance at Wachovia Bank, where she worked on private placements, mergers and structured finance transactions.

In addition to SMART, Ms. Alexy serves on the boards of CalAmp Corp. (NASDAQ: CAMP), which provides wireless datacom and satellite products, Dot Hill Systems Corp. (NASDAQ: HILL), which supplies storage systems and software, and SouthWest Water Company (NASDAQ: SWWC), which provides water and wastewater services. Previously, Ms. Alexy served on the board of Maxtor Corp., the second largest disk drive manufacturer until its acquisition by Seagate Technology (NASDAQ: STX) in 2006. Ms. Alexy is a Chartered Financial Analyst (CFA) and holds an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary and a B.A. from Emory University.

“We are very pleased that Kimberly has joined SMART’s board,” said Ajay Shah, chairman of the board of SMART. “Kimberly’s background in the equity markets and knowledge of the technology sector will strengthen the Company’s breadth and depth of expertise and help drive our business forward.”

“On behalf of the board, I would like to extend our sincere appreciation to Dipanjan for his dedication and contribution to SMART,” continued Shah. “Over the last five years his guidance and support have been invaluable, and we wish him all the best.”

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Under its Adtron brand, SMART also offers high performance, high capacity solid state drives for enterprise, defense/aerospace, industrial automation, medical, and transportation markets. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure, and network processing applications. SMART’s Display Products Group designs, manufactures, and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. For more information, visit the Company’s website at www.smartm.com.

Forward-Looking Statements

Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “will,” “believes,” “anticipates,” “estimates,” “expects,” “intends” or similar words are intended to identify forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those implied by such forward-looking statements. Although the Company believes the expectations reflected in forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether the result of new information, future events or otherwise.